Exhibit 99.1

KalVista Pharmaceuticals Announces Pricing of a $55 Million Underwritten Offering of Common Stock and Concurrent Private Placement of $5 Million

Cambridge, MA & Salisbury, England, November 4, 2024 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV) (“KalVista”) today announced the pricing of an underwritten offering of 5,500,000 shares of its common stock at a price of $10.00 per share to certain investors (the “Offering”). The gross proceeds to KalVista from the Offering are expected to be $55 million, before deducting underwriting discounts, commissions and other offering expenses payable by KalVista.

Concurrently with the Offering, KalVista has entered into a securities purchase agreement with DRI Healthcare Acquisitions LP (“DRI”), an accredited investor affiliated with DRI Healthcare Trust, pursuant to which KalVista agreed to offer and sell and DRI agreed to purchase 500,000 shares of KalVista common stock in a private placement (the “Private Placement”) at a price per share equal to that of the public offering price. Gross proceeds to KalVista are expected to be $5 million, before deducting fees to the placement agents and other offering expenses payable by KalVista. The common stock sold in the Private Placement will not be registered as part of the Offering. The consummation of the Offering and the Private Placement are not contingent upon each other.

KalVista intends to use the net proceeds from the Offering and the Private Placement, along with the proceeds from our previously announced synthetic royalty financing and existing cash and cash equivalents, to fund the continued clinical development of its product candidate sebetralstat and activities related to its planned commercialization following approval. The remainder of the net proceeds, if any, will be used for general corporate purposes.

All of the shares of common stock are being offered by KalVista. The Offering and Private Placement are expected to close on November 5, 2024, subject to the satisfaction of customary closing conditions.

Jefferies, BofA Securities, TD Cowen and Stifel are acting as the joint book-running managers for the Offering and as the joint placement agents for the Private Placement. Jones is acting as financial advisor for the Offering.

The Offering is being made pursuant to a shelf registration statement (File No. 333-280759) on Form S-3 that was filed by KalVista with the Securities and Exchange Commission (“SEC”) on July 11, 2024 and declared effective by the SEC on July 19, 2024. A prospectus supplement and accompanying prospectus relating to and describing the terms of the Offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the prospectus supplement relating to the Offering, when available, may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; BofA Securities, NC1-0220-02-25, Attention: Prospectus Department, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, or by email at dg.prospectus_requests@bofa.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, by telephone at (855) 495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

The securities being issued and sold in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, and are being issued and sold in reliance on Section 4(a)(2) of the Securities Act promulgated thereunder. The securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of KalVista, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a global pharmaceutical company that seeks to develop and deliver oral medicines for diseases with significant unmet need. KalVista is focused on understanding the needs of patients and the limitations of current therapies to design treatments that empower people to better manage their disease and improve their lives. KalVista’s New Drug Application filing for sebetralstat for the on-demand treatment of hereditary angioedema (“HAE”) attacks has been accepted by the U.S. Food and Drug Administration with a Prescription Drug User Fee Amendments goal date of June 17, 2025. In addition, KalVista has received validation of its Market Authorization Application (“MAA”) for HAE from the European Medicines Agency and has submitted MAA applications to regulators in the United Kingdom, Switzerland, Australia, and Singapore.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding KalVista’s expectation of market conditions and the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected proceeds and timing of completion of the Offering and the Private Placement, the expected use of proceeds from the Offering, Private Placement and royalty licensing transaction, and anticipated preclinical and clinical development activities, the timing of clinical trials and announcements of clinical results, and potential benefits of KalVista’s product candidates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in KalVista’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect KalVista’s results of operations, which would, in turn, have a significant and adverse impact on KalVista’s stock price. KalVista cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Further information on potential risk factors that could affect KalVista’s business and financial results are detailed in KalVista’s filings with the SEC, including in KalVista’s annual report on Form 10-K for the year ended April 30, 2024, quarterly reports on Form 10-Q, and other reports made from time to time with the SEC. KalVista undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

KalVista Pharmaceuticals, Inc.

Jenn Snyder

Vice President, Corporate Affairs

(617) 448-0281

jsnyder@kalvista.com

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com